Exhibit 99.1

PRESS RELEASE

Contacts:
Patrick L. Alexander
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

FOR IMMEDIATE RELEASE
October 30, 2003

Landmark Bancorp, Inc. Announces Results for the Quarter and Nine Months Ended September 30, 2003 and Approves a Cash Dividend

(Manhattan, KS, October 30, 2003) Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company based in Manhattan, Kansas, reported diluted earnings per share for the quarter ended September 30, 2003 of $0.61 versus $0.57 for the quarter ended September 30, 2002, an increase of 7.0%, according to Patrick L. Alexander, President and Chief Executive Officer.  Net earnings for the quarter ended September 30, 2003 were $1.2 million, an increase of $27,000, or 2.3%, compared to the quarter ended September 30, 2002.  Net earnings for the nine months ended September 30, 2003 were $3.8 million, an increase of 12.8%, compared to net earnings of $3.3 million for the nine months ended September 30, 2002.  Diluted earnings per share for the nine months ended September 30, 2003 were $1.88 versus $1.55 for the nine months ended September 30, 2002, an increase of 21.3%.  Additionally, its Board of Directors declared a cash dividend of 17 cents per share to shareholders of record as of November 5, 2003, payable November 17, 2003.

Landmark Bancorp’s annualized return on average assets improved to 1.53% for the nine months ended September 30, 2003, compared to 1.32% for the nine months ended September 30, 2002.  In addition, the annualized return on average equity increased to 12.08% for the nine months ended September 30, 2003 from 11.10% for the nine months ended September 30, 2002.  The annualized return on average assets was 1.48% for the quarter ended September 30, 2003 and the return on equity was 11.53%.

The third quarter results were affected positively by improvements in non-interest income in comparison to the prior year.  Net interest income for the third quarter 2003 decreased $463,000 compared to the third quarter of 2002, a decrease of 14.3%.  This decrease was due primarily to a decline in the net interest margin to 3.54% for the third quarter of 2003 from 3.93% for the third quarter of 2002.  Refinancings and paydowns in the residential mortgage portfolio have exceeded the commercial loan growth over the past year, resulting in the excess liquidity being invested into lower yielding investment securities.  In addition, the prolonged low rate environment is causing the net interest margin to compress as assets continue to reprice with little room left for liability repricing.  Total non-interest income increased approximately $381,000, or 41.5%, for the quarter ended September 30, 2003, as compared to the quarter ended September 30, 2002.  The majority of this increase was due to a $289,000 increase in gains on sale of investments and a $63,000 increase in fees and service charges.  The gain on sale of investments was the result of sales of individual equity securities from the Company’s investment portfolio, which are periodically sold based on performance and other indicators.  The Company maintains a portfolio of equity securities in various financial institutions at the holding company.  Total non-interest expense for the third quarter of 2003 decreased approximately $96,000 compared to the third quarter of 2002, resulting primarily from decreases in data processing and compensation and benefits expense.

The increase in net earnings for the nine months ended September 30, 2003 also resulted primarily from improvements in non-interest income in comparison to the prior year.  Net interest income for the nine months ended September 30, 2003 decreased $658,000 compared to 2002, a decrease of 7.0%.  Average interest earning asset balances declined from the prior year.  That decline, combined with the net interest margin decreasing slightly to 3.74% for the nine months ended September 30, 2003 from 3.88% for the first nine months of 2002, resulted in the decrease in net interest income.  Total non-interest income increased approximately $1.4 million, or 54.8%, for the nine months ended September 30, 2003, as compared to the nine months ended September 30, 2002.  This increase was due to a $663,000 increase in gains on sale of loans, a $464,000 increase in fees and service charges, and a $221,000 increase in gains on sale of holding company equity investments.  Total non-interest expense for the first nine months of 2003 increased approximately $124,000 compared to the nine months ended September 30, 2002, resulting primarily from increases in occupancy and equipment, amortization of mortgage servicing rights and professional fees expense.

Alexander commented, “We continue to be pleased with our operating results in 2003.  Although we have experienced rapid prepayments in the mortgage loan area we have continued to see nice growth in our commercial lending activities.  This is consistent with our long-term strategy to diversify our balance sheet with less reliance on mortgage assets.  Additionally, fees and service charges continue to improve dramatically as we have enhanced our product offerings statewide and continue to focus on expanding the breadth of our banking relationships with our existing customers.  We continue to control non-interest expense, having incurred only a 2% increase during the first nine months.”

Alexander further remarked, “Low interest rates have contributed to a high level of mortgage loan refinancing.  This heavy refinancing activity has accelerated the rate of prepayment in our mortgage portfolio thus far in 2003 above the level we had planned for, causing a decline in total loans outstanding.  Additionally, the duration of interest rates at these relatively low levels has hampered our ability to adjust deposit pricing further to a level adequate to compensate for the related declines in asset pricing.  These two factors have caused the decline in our net interest margin.  While these factors are occurring throughout the banking industry, we will focus our efforts on strategies to stabilize and reverse this trend.”

Landmark Bancorp’s total assets declined to $333.6 million at September 30, 2003, compared to $341.3 million at December 31, 2002.  Loans receivable, net were $213.3 million at September 30, 2003, compared to $229.1 million at December 31, 2002.  Growth in commercial loans was more than offset by the decline in mortgage loans attributable to high refinance activity.  At September 30, 2003, the allowance for loan losses was $2.5 million, or 1.2% of net loans, compared to $2.6 million, or 1.1% of net loans, at December 31, 2002.  The Company experienced some isolated asset quality deterioration related to the commercial and consumer loan portfolios during the second quarter of 2003 as a result of the weak economy.  The Company believes these instances have been appropriately addressed.  As of September 30, 2003, $1.1 million in loans were on non-accrual status, or 0.50% of net loans, compared to a balance of $925,000 in loans on non-accrual status, or 0.40% of net loans, as of December 31, 2002.  Additionally, non-performing assets as a percentage of total assets decreased from 0.41% as of December 31, 2002 to 0.40% as of September 30, 2003.  Residential home loans comprised 45.0% of the $1.1 million non-accrual balance at September 30, 2003.  The Company has historically incurred minimal losses on mortgage loans based upon collateral values.

Landmark Bancorp, Inc. is the holding company for Landmark National Bank.  Landmark National Bank has branches in Manhattan (2), Auburn, Dodge City (2), Garden City, Great Bend, Hoisington, LaCrosse, Osage City, Topeka and Wamego, Kansas.

Special Note Concerning Forward-Looking Statements

This press release contains, and future oral and written statements of the Company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company.  Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the Company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions.  Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

A number of factors, many of which are beyond the ability of the Company to control or predict, could cause actual results to differ materially from those in its forward-looking statements.  These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning the Company’s general business; (iii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (iv) changes in interest rates and prepayment rates of the Company’s assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi)  the economic impact of armed conflict or terrorist acts involving the United States; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) unexpected results of acquisitions; (x) unexpected outcomes of existing or new litigation involving the Company; and (xi) changes in accounting policies and practices.  These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.  Additional information concerning the Company and its business, including additional factors that could materially affect the Company’s financial results, is included in the Company’s filings with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	At September 30, 2003	At December 31, 2002
ASSETS

Cash and cash equivalents	$5,386,450	$11,448,684
Investment securities available for sale	103,970,661	89,296,337
Loans receivable, net (1)	213,276,294	229,111,866
Premises and equipment, net	3,687,274	3,755,048
Goodwill	1,971,178	1,971,178
Other intangible assets, net	921,942	1,131,584
Other assets	4,347,696	4,599,483

TOTAL ASSETS	$333,561,495	$341,314,180

LIABILITIES

Deposits	$257,178,651	$264,280,870
Other borrowings	28,284,681	26,203,121
Other liabilities	5,239,097	9,756,414

Total liabilities	290,702,429	300,240,405

Stockholders’ equity	42,859,066	41,073,775

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$333,561,495	$341,314,180

(1)             Loans receivable are presented after adjustments for undisbursed loan funds, unearned fees and discounts and the allowance for loan losses.  The allowance for loan losses was $2,520,224 and $2,565,201 at September 30, 2003 and December 31, 2002, respectively.

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2003	2002	2003	2002
Interest income:
Loans	$10,949,353	$12,677,742	$3,474,288	$4,155,734
Investment securities	2,086,074	2,145,295	637,611	734,912
Other	44,289	88,442	21,054	22,436
Total interest income	13,079,716	14,911,479	4,132,953	4,913,082

Interest expense:
Deposits	3,462,811	4,510,228	1,054,886	1,336,776
Borrowed funds	891,419	1,017,410	295,876	331,523
Total interest expense	4,354,230	5,527,638	1,350,762	1,668,299

Net interest income	8,725,486	9,383,841	2,782,191	3,244,783
Provision for loan losses	180,000	116,500	60,000	50,000
Net interest income after provision for loan losses	8,545,486	9,267,341	2,722,191	3,194,783

Non-interest income:
Fees and service charges	1,938,321	1,474,447	655,669	592,232
Gains on sale of loans	1,411,630	748,725	284,833	263,242
Gains on sale of investments	316,099	94,918	290,417	1,500
Other	217,867	191,162	66,714	60,129
Total non-interest income	3,883,917	2,509,252	1,297,633	917,103

Non-interest expense:
Compensation and benefits	3,565,309	3,633,481	1,142,368	1,213,977
Occupancy and equipment	931,561	867,452	306,637	298,954
Amortization	345,680	264,442	122,570	91,182
Professional fees	244,848	188,483	56,565	58,145
Data processing	237,157	256,155	73,909	100,719
Other	1,509,649	1,500,167	488,965	523,581
Total non-interest expense	6,834,204	6,710,180	2,191,014	2,286,558

Income tax expense	1,824,618	1,724,071	597,168	620,828

Net earnings	$3,770,581	$3,342,342	$1,231,642	$1,204,500

Net earnings per share (2)
Basic	$1.90	$1.59	$0.62	$0.59
Diluted	1.88	1.55	0.61	0.57

Book value per share (2)	$21.31	$19.95	$21.31	$19.95

Shares outstanding at end of period	2,011,283	2,056,985	2,011,283	2,056,985

Weighted average diluted common and common equivalent shares outstanding	2,010,580	2,149,427	2,011,649	2,094,979

(2)             Net earnings per share and book value per share at or for the periods ended September 30, 2002 have been adjusted to give effect to the 5% stock dividend paid during December 2002.

OTHER DATA (unaudited):

	Nine months ended September 30,		Three months ended September 30,
	2003	2002	2003	2002

Return on average assets (3)	1.53%	1.32%	1.48%	1.42%
Return on average equity (3)	12.08%	11.10%	11.53%	11.77%
Equity to total assets	12.85%	12.19%	12.85%	12.19%

(3)             Information for the nine and three months ended has been annualized.